Exhibit 99.1

BTCS Reports Q4 2021 Results

78% gross margins for the year ended December 31, 2021

Silver Spring, MD – (Globe Newswire – March 14, 2022) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, today announced its results for the fourth quarter and year ended December 31, 2021.

Q4 and Full Year 2021 Highlights

●	Expanding blockchain infrastructure operations drove Q4 revenue up 35% over Q3 2021 to $0.4 million and full year revenue to $1.2 million
●	Generated 78% gross margins for the full year 2021
●	$16 million full-year GAAP net loss primarily because of non-cash charges
●	Adjusted EBITDA loss of $2.5 million, a non-GAAP financial measure for the year ended December 31, 2021 (reconciliation table available below)
●	Stockholders’ equity up 1,160% year-over-year to $12.1 million as of December 31, 2021
●	Fair market value of digital assets increased to approximately $36.5 million as of December 31, 2021, up 21% compared to September 30, 2021, and up 830% versus December 31, 2020
●	Eliminated all outstanding debt with repayment of $2.0 million in convertible notes, eliminating potential equity dilution
●	Launched public Beta of proprietary digital asset analytics platform

Exceeded 2021 Revenue Guidance

BTCS exceeded its March 2021 revenue guidance for the year, generating revenue of $1.2 million with 78% gross margin for the year ended December 31, 2021. The Company’s blockchain infrastructure operations are a high profit margin component of its business model, and margins are expected to improve as operations scale.

Management Commentary

“Increasing revenue in the fourth quarter from our growing blockchain infrastructure segment enabled us to exceed our revenue guidance for the year,” stated Charles Allen, Chief Executive Officer of BTCS. “Our blockchain infrastructure operations provides a solid foundation that supports multiple exciting initiatives that could accelerate growth and value creation moving forward. One such initiative, our digital asset analytics platform, which is currently in Beta release, should be moving to commercial launch in 2022.”

“With so many fantastic initiatives underway and the unprecedented scale of the blockchain opportunity, we launched an enhanced website last year to better communicate our business plan and growth trajectory with stakeholders,” added Michal Handerhan, COO of BTCS. “As large shareholders of BTCS, Charles and I are extremely vested in the success of our shareholders, and we remain committed to continuing our history of pioneering firsts as we capitalize on the tremendous opportunities ahead.”

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform, which it plans to integrate with its Data Analytics Dashboard, now in beta release. BTCS’ proprietary digital asset data analytics platform currently supports six exchanges and over 800 digital assets, and the Company plans to further broaden its suite of performance-tracking tools, add additional centralized and decentralized exchanges, as well as wallets, and stake pool monitoring. For more information visit: www.btcs.com.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

BTCS@redchip.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com

GAAP Financials

The tables below (preceding the section titled “Non-GAAP – Financial Measure”) are derived from the Company’s financial statements included in its Form 10-K filed on March 11, 2022 with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarter and fiscal year ended December 31, 2021 and 2020. The Company’s Form 10-K also includes a discussion of risk factors applicable to the Company and its business.

BTCS Inc.

Balance Sheets

	December 31,	December 31,
	2021	2020

Assets:
Current assets:
Cash	$1,400,867	$524,135
Digital Assets/currencies	3,117,360	995,652
Staked Digital Assets/currencies	623,754	-
Prepaid expense	324,551	31,875
Total current assets	5,466,532	1,551,662

Other assets:
Property and equipment, net	9,783	230
Staked Digital Assets/currencies - long term	8,625,678	-
Total other assets	8,635,461	230

Total Assets	$14,101,993	$1,551,892

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expense	$138,716	$26,288
Accrued compensation	7,334	350,376
Convertible notes payable, net	-	131,941
Warrant liabilities	1,852,500	-
Total current liabilities	1,998,550	508,605

Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized at $0.001 par value:
Series C-1 Convertible Preferred stock: 0 and 29,414 shares issued and outstanding at December 31, 2021 and 2020, respectively; Liquidation preference $0.001 per share	-	29
Series C-2 Convertible Preferred stock: 0 shares issued and outstanding at December 31, 2021 and 2020; Liquidation preference $0.001 per share	-	-

Common Stock, 97,500,000 shares authorized at $0.001 par value, 10,528,212 and 4,201,035 shares issued and outstanding at December 31, 2021 and 2020, respectively	10,529	4,201
Additional paid in capital	147,682,384	120,578,944
Accumulated deficit	(135,589,470)	(119,539,887)
Total stockholders’ equity	12,103,443	1,043,287

Total Liabilities and stockholders’ equity	$14,101,993	$1,551,892

BTCS Inc.

Statements of Operations

	For the years ended
	December 31,
	2021	2020

Revenues
Validator revenue	$1,213,284	$-
Total revenues	1,213,284	-

Cost of revenues
Validator expense	268,346	-
Gross profit	944,938	-

Operating expenses:
General and administrative	$1,590,707	$421,434
Research and development	712,736	45,450
Compensation and related expenses	15,583,258	1,513,015
Marketing	180,290	6,350
Total operating expenses	18,066,991	1,986,249

Other (expenses) income:
Interest expense	(186,740)	(48,231)
Amortization on debt discount	(1,868,059)	(354,432)
Change in fair value of warrant liabilities	3,918,750	-
Impairment loss on Digital Assets/currencies	(3,845,899)	(165,331)
Realized gains (loss) on Digital Asset/currency transactions	3,054,418	(1,851)
Total other income (expenses)	1,072,470	(569,845)

Net loss	$(16,049,583)	$(2,556,094)
Deemed dividends related to amortization of beneficial conversion feature of Series C-2 convertible preferred stock	(45,541)	-
Deemed dividends related to recognition of downround adjustment to conversion amount for Series C-2 convertible preferred stock	(5,020,883)	-
Net loss attributable to Common Stockholders	$(21,116,007)	$(2,556,094)

Net loss per share attributable to Common Stockholders, basic and diluted	$(3.09)	$(0.86)

Weighted average number of common shares outstanding, basic and diluted	6,840,665	2,983,425

BTCS Inc.

Statements of Cash Flows

	For the years ended
	December 31,
	2021	2020

Net Cash flows used from operating activities:
Net loss	$(16,049,583)	$(2,556,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	939	1,114
Amortization on debt discount	1,868,059	354,432
Stock-based compensation	15,490,555	-
Stock-based compensation in connection with issuance of Series C-2 convertible preferred stock	179,277	-
Validator revenue	(1,213,284)	-
Change in fair value of warrant liabilities	(3,918,750)
Purchase of non-productive Digital Assets/currencies	(5,761,550)	(908,079)
Sale of non-productive Digital Assets/currencies	4,274,491	-
Realized gain on Digital Assets/currencies transactions	(3,054,418)	-
Impairment loss on Digital Assets/currencies	3,845,899	165,331
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(292,676)	(7,867)
Accounts payable and accrued expenses	112,428	44,719
Accrued compensation	(343,042)	(66,559)
Net cash used in operating activities	(4,861,655)	(2,973,003)

Net cash used in investing activities:
Purchase of productive Digital Assets/currencies for validating	(9,462,279)	-
Purchase of property and equipment	(10,491)	-
Net cash used in investing activities	(9,472,770)	-

Net cash provided by financing activities:
Proceeds from short term loan	-	1,500,000
Proceeds from exercise of warrants	400,000	-
Proceeds from issuance of Series C-2 convertible preferred stock	1,100,000	-
Net proceeds from issuance of convertible notes	1,000,000	-
Net proceeds from issuance of Common Stock and warrants for cash	8,865,000	-
Net proceeds from issuance of Common Stock	3,014,005	1,854,040
Net proceeds from issuance Common Stock/ At-the-market offering	2,832,152	-
Payment to convertible notes principle	(2,000,000)	-
Net cash provided by financing activities	15,211,157	3,354,040

Net increase in cash	876,732	381,037
Cash, beginning of period	524,135	143,098
Cash, end of period	$1,400,867	$524,135

Supplemental disclosure of non-cash financing and investing activities:
Deemed dividends related to amortization of beneficial conversion feature of Series C-2 convertible preferred stock	$45,541	$-
Deemed dividends related to recognition of downround adjustment to conversion amount for Series C-2 convertible preferred stock	$5,020,883	$-
Conversion of Series C-1 Preferred Stock	$20	$-
Conversion of Series C-1 Preferred Stock	$6,216,289
Beneficial conversion feature of Series C-2 convertible preferred stock	$129,412	$-
Beneficial conversion features associated with convertible notes payable	$1,000,000	$1,182,345
Conversion of convertible note to Common Stock	$-	$746,756

Non-GAAP – Financial Measure

In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance and the economic realities of our business. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non-recurring items, Adjusted EBITDA excludes stock-based compensation expense (including stock-based compensation issued to service providers), which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude, depreciation and amortization, interest expense, change in fair value of warrant liabilities, stock-based compensation expense (including stock-based compensation issued to service providers). Adjusted EBITDA presented does not include adjustments for impairment of intangible digital assets. Note: In previous disclosures of Adjusted EBTIDA impairment of intangible assets had been included as an adjustment added back.

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest GAAP measure, for the period indicated:

	For the years ended
	December 31,
	2021	2020

Net income (loss)	$(16,049,583)	$(2,556,094)
Adjusted to exclude the following:
Depreciation and amortization	1,868,997	355,546
Interest expense	186,740	48,231
Change in fair value of warrant liabilities	(3,918,750)	-
Stock-based compensation	15,457,473	-
Adjusted EBITDA	$(2,455,123)	$(2,152,317)